UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 30, 2015

Digital Turbine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35958	22-2267658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Guadalupe Street Suite # 302, Austin TX	78701
(Address of Principal Executive Offices)	(Zip Code)

(512) 387-7717

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 30, 2015, the wholly-owned subsidiary of Digital Turbine, Inc. (the “Company”), Digital Turbine Media, Inc. (f/k/a Appia, Inc., f/k/a PocketGear, Inc.), (the “Borrower”) and Silicon Valley Bank (“Bank”) entered into an amendment (the “Amendment”) to the Third Amended and Restated Loan and Security Agreement dated June 11, 2015. Pursuant to the Amendment, the adjusted EBITDA financial covenant was removed and replaced with the requirement to maintain an adjusted quick ratio of not less than 0.90:1.00 unless (a) there are no advances outstanding under the revolving facility, or (b) if the Company’s cash and cash equivalents held at the Bank or Bank’s Affiliates is greater than or equal to $15.0 million. Furthermore, the Streamline Period, which is not a financial covenant but applies to application of receivables, was amended so that it is achieved if the Borrower’s trailing three-month period revenue is not less than 85% of projections for the three months ending August 31, 2015 through November 30, 2015, 75% of projections for the three months ending December 31, 2015 and thereafter, with the projected revenue for such three month period as set forth in the Borrower’s operating budget provided to the Bank. The Amendment also added the requirement for the Company to delivery financial statements in addition to the Borrower.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	First Amendment dated November 30, 2015 to Third Amended and Restated Loan and Security Agreement with Silicon Valley Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 4, 2015	Digital Turbine, Inc.

	By:	/s/ Andrew Schleimer
Andrew Schleimer
Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment dated November 30, 2015 to Third Amended and Restated Loan and Security Agreement with Silicon Valley Bank